EXHIBIT 99.2
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                             STOCK OPTION AGREEMENT
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     THIS STOCK OPTION AGREEMENT MADE as of this 7th day of August, 1996 between
CPAC, INC., a New York business corporation (herein referred to as the "Company"), and SELDON T. JAMES, JR. (herein referred to as the "Optionee");


                                  WITNESSETH:
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     1.   The Company hereby grants to the Optionee an Option (herein referred to as the "Option") to purchase an aggregate of 10,000 shares of the $.01 par value Common Stock of the Company (herein referred to as the "Shares") at a price of $10.125 per Share to be paid by the Optionee with cash, a certified check, a cashier's check or bank draft check made payable to the order of the Company. Alternatively, provided the Company's Board of Directors shall approve the specific transfer, the Optionee may pay for the Shares, either in whole or in part, by the delivery of Common Stock of the Company already owned by him as payment for the Shares, based upon such Common Stock's fair market value on the date of exercise. However, payment for the Shares by means of Common Stock obtained by the Optionee pursuant to this Agreement or any other stock option plan of the Company is prohibited. Fair market value shall be the closing price for the Company's Common Stock on the National Over-The-Counter Market in the NASDAQ National Market System on the date of exercise.

     2. The term during which the Option shall be exercisable shall commence on August 7, 1996 and shall expire on the close of business on August 7, 2006, subject to earlier termination as provided in the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan (herein referred to as the "Plan"). The Option to purchase the number of Shares granted under this Agreement may be exercised, either in whole or in part, by the Optionee at any time and from time to time during the Option Term. This Option may be exercised by the Optionee even though, at the time of such exercise, whether in whole or in part, the Optionee is no longer a Director of the Company.

     3. This Option is not transferable by the Optionee other than by Will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Optionee. In the event that the right to exercise the Option passes to the Optionee's estate, or to a person to whom such right devolves by reason of the Optionee's death, then the Option shall be nontransferable in the hands of the Optionee's executor or administrator or of such person, except that the Option may be distributed by the Optionee's executor or administrator to the distributees of the Optionee's estate as a part thereof.

     4. In order for the Option to be exercised, in whole or in part, the notice by the Optionee to the Company in the form attached hereto must be accompanied by payment in full of the option price for the Shares being purchased. In addition, the Optionee agrees to tender to the Company an additional amount, in cash, certified check, cashier's check or bank draft, equal to the amount of any taxes required to be collected or withheld by the Company in connection with the exercise of his Option.

     5. The Company agrees that it will use its best efforts to register the sale of the Shares to be issued upon the exercise of the Option with the Securities and Exchange Commission under the Securities Act of 1933. Upon the effectiveness of the Registration Statement covering the Shares, the Optionee shall be able to sell the Shares in "open market transactions" free of Federal Securities Law restrictions, provided that at the time of sale, or within the three month period immediately prior to such sale, he is not nor has he been an "affiliate" of the Company. The Optionee further understands that, in accordance with applicable Commission rules governing controlling persons of public companies, members of the board of directors of a public company, such as the Company, are deemed to be "affiliates" during their term of office. The Optionee, therefore, agrees that he will consult with the Company's counsel as to any Securities Law restrictions, including a limitation on the number of Shares which may be sold at any one time, on his ability to sell the Shares prior to any sale thereof.

     6. The Company agrees to provide the Optionee with a copy of the Prospectus prepared by the Company in connection with the Registration Statement filed to register the Shares, together with its exhibits, and the Company hereby acknowledges its obligation to provide the Optionee with all proxy and other shareholder communications, including the annual report to security holders, for the most recently completed fiscal year of the Company and all updates thereof. The Optionee agrees that prior to exercise, either in whole or in part of the Option granted to him hereunder, he shall have read such materials, including the most recent annual and quarterly reports to shareholders, and shall have received, if requested, and read all the documents incorporated by reference in the Prospectus and Registration Statement filed with the Securities and Exchange Commission.

     7. The Optionee understands that except as provided in Paragraph 5 above, the Company has not agreed to register either the issuance or the resale of the Shares in accordance with the provisions of the Securities Act of 1933 or to register either the issuance or the resale of the Shares under any applicable State Securities Laws. Hence, the Optionee agrees that by virtue of the provision of certain rules respecting "restricted securities" promulgated under such Federal and/or State Laws, unless the resale of the Shares is registered as provided in Paragraph 5 above, and until the registration of such Shares in accordance with Paragraph 5 above shall have been declared effective by order of the Commission, the Shares which the Optionee shall purchase upon the exercise of this Option must be held indefinitely and may not be sold, transferred, pledged, hypothecated, or otherwise encumbered for value, unless and until a secondary distribution and/or resale of such Shares is subsequently registered under such Federal and/or State Securities Laws, or unless an exemption from registration is available, in which case the Optionee still may be limited as to the amount of the Shares that may be sold, transferred, pledged and/or encumbered for value. The Optionee therefore agrees that, until the registration of such Shares shall have been declared effective by order of the Commission, the Company may affix upon any certificate representing the Shares, a legend that such Shares may not be transferred in violation of Section 5 of the Securities Act of 1933.

     8. The Optionee understands and agrees that the Shares to be acquired upon the exercise of the Option may not be sold, transferred, exchanged, hypothecated, encumbered, pledged or otherwise disposed of for value for a period of six (6) months from the date of the grant of this Option.

     9. The Optionee understands that the Company has established certain policies and procedures governing trading in the Company's securities, including the Shares to be acquired upon the exercise of this Option, while in possession of material, inside information regarding the Company and/or any of its subsidiaries, receipt of which is hereby acknowledged. The Optionee agrees that upon exercise of this Option, either in whole or in part, he will comply with all of the terms and conditions of such policy, including the procedures and guidelines established for its implementation. In particular, the Optionee agrees that where required under such guidelines and procedures, he will obtain permission of the Company's Clearinghouse Committee composed of senior management prior to effectuating any sale or other transfer for value of the Shares to be acquired by virtue of the exercise of this Option.

     10. All the terms and provisions of the Plan, duly adopted at a meeting of the Company's Board of Directors on June 5, 1996 and approved by a majority vote of the Company's shareholders either in person or by proxy at a duly called meeting of such shareholders held on August 7, 1996 and as amended to date, are hereby expressly incorporated into this Stock Option Agreement and made a part hereof as if printed herein and the Optionee, by the Optionee's signature hereon, acknowledges receipt of a certified copy of said Plan. If there shall be any conflict between this Agreement and the Plan, the provisions of the Plan shall control.

     11. In accordance with certain terms and conditions of the Plan, the aggregate number and kind of shares that may be purchased pursuant to the grant of the Option under this Agreement shall be proportionately adjusted for any increase, decrease or change in the total number of the outstanding shares of the Company resulting from a stock dividend, stock-split or other corporate reorganization which would result in or have the effect of the Optionee being treated differently (but for the adjustment) than he would be treated had he been the beneficial owner of the Shares subject to the Option on the record date for such dividend, split or reorganization, as the case may be.

     12. The Optionee understands that the Option granted hereunder constitutes a "nonqualified stock option" for federal, and if applicable, state income tax purposes. Consequently, the Optionee understands that under current provisions of federal tax law, for regular as well as for purposes to the federal alternative minimum income tax, no gain or loss generally is recognized to the Optionee upon the grant of the Option. In addition, the Company will receive no business expense deduction as a result of the grant of the Option.

          For federal income tax purposes, upon the exercise of the Option, the difference between the exercise price and the fair market value of the Shares on the date of exercise constitutes ordinary income to the Optionee and is taxed to the Optionee at normal, ordinary tax rates, except to the extent the Shares are not transferable and are subject to a substantial risk of forfeiture. To the extent such difference is required to be included as income by the Optionee, the Company is entitled to a business expense deduction. Upon the later sale of the Shares, long or short term capital gain or loss will be recognized by the Optionee, depending upon the holding period (one year for long term capital gain or loss) and the extent to which the selling price exceeds or is less than the Optionee's basis in the stock. The amount of gain will be taxed at normal, ordinary tax rates, with a maximum rate of 28% in the case of long term capital gain.

          The Optionee also understands that the provisions of federal tax law described herein are subject to change and, consequently, the Optionee agrees to consult with his or her own tax advisor with respect to the tax treatment to be accorded the grant of the Option herein, the exercise of such Option, and the disposition of the Shares.

     13. Consistent with the provisions of the Plan, this Agreement shall be binding upon and inure to the benefit of any successor or assignee of the Company and to any executor, administrator, legal representative, legatee, or distributee entitled by law to the Optionee's right hereunder.

     14. Except insofar as an interpretation of federal securities law otherwise is required, or is controlling, this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has hereunto set his hand, as of the day and year first above written.


                                          CPAC, INC.

                                          By:
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                                               --------------------------------
                                               Seldon T. James, Jr., Optionee




                       NOTICE OF EXERCISE OF STOCK OPTION

                                      AND

                            RECORD OF STOCK TRANSFER



CPAC, Inc.
2364 Leicester Road
Leicester, New York 14481

Gentlemen:

     I hereby exercise my Stock Option granted to me by CPAC, Inc. under an Stock Option Agreement dated as of August 7, 1996, subject to all the terms and provisions thereof and of the CPAC, Inc. 1996 Nonemployee Directors Stock Option
Plan referred to therein and notify you of my desire to purchase        Shares
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of the $.01 par value Common Stock of the Company which were offered to me pursuant to the Stock Option Agreement.  Enclosed is my payment in the sum of in full payment of such Shares.
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     I also understand that under the Plan, and in accordance with the terms of the Stock Option Agreement, I may not sell, assign, alienate, pledge, encumber or otherwise transfer for value the Shares unless a period of six (6) months has elapsed from the date of the grant of the Option to me.

     I acknowledge that I have received, read and understand the Company's policies and procedures with respect to trading in its securities while in possession of material inside information regarding the Company and/or its subsidiaries, and that, in accordance with certain guidelines and procedures designed to implement such policies, I may be required to obtain permission from a Clearinghouse Committee, composed of Senior Management, prior to any sale or other transfer for value of the Shares hereby acquired.

     I also acknowledge that I have received and have read all proxy and other shareholder communications, including the annual report to security holders, for the most recently completed fiscal year and all quarterly and current updates thereof. I acknowledge that I have had the opportunity to ask questions of and receive answers from the Company's management concerning the information set forth in such proxy, reports and updates and have been satisfied with the answers provided regarding the same.

     Finally, I acknowledge that there are significant federal income tax consequences resulting from my exercise of this Option, that I have consulted with and received advice from qualified tax counsel both as to the nature of such tax consequences and their impact upon my own personal income tax situation as the result of such exercise, and that I fully understand such impact and have planned accordingly.


DATED:
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     Receipt is hereby acknowledged of the delivery to me by CPAC, Inc. on
         , 19     of stock certificates for         shares of $.01 par value
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common stock purchased by me pursuant to the terms and conditions of the CPAC,
Inc. 1996 Nonemployee Directors Stock Option Plan referred to above.

DATED:
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